BROWN SHOE REPORTS FISCAL 2006 AND FOURTH QUARTER RESULTS;
DECLARES 3-FOR-2 STOCK SPLIT; INCREASES DIVIDEND BY 31 PERCENT;
ESTABLISHES 2007 EPS GUIDANCE

Highlights:
•	Record net sales and operating earnings for the Company’s 999-store Famous Footwear chain;

•	A significant improvement in the Company’s Naturalizer brand, at both retail and wholesale;

•	The initiation of the Company’s earnings enhancement plan with the goal of generating $17 - $20 million in ongoing after-tax savings by 2008;

•
The Company’s Board of Directors authorized a 3-for-2 stock split, to be effected in the form of a stock dividend, and a 31 percent increase in the quarterly dividend to $0.07 per diluted share on a post-split basis;

•
The Company establishes 2007 earnings per diluted share guidance of $2.28 to $2.33, including after-tax implementation costs of the Company’s earnings enhancement plan of approximately $14 million, or $0.47 per diluted share, or adjusted EPS targets of $2.75 to $2.80.

ST. LOUIS, MISSOURI, March 8, 2007 - Brown Shoe Company, Inc. (NYSE:BWS) reported results for the fourth quarter and fiscal year ended February 3, 2007.

Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “Fiscal 2006 was a year of many accomplishments for Brown Shoe Company. Our growth was balanced across our wholesale and retail platforms with a record performance at Famous Footwear and significant strides made with our Naturalizer and Dr. Scholl’s brands during the year. Our ability to satisfy consumers’ desires for compelling brands and fashion at all channels of distribution remains a core strength. Adherence to our sell-through model and inventory discipline also contributed to our double-digit increase in earnings for the year. During the year, we continued to evaluate our portfolio to ensure that we are focused on opportunities that maximize our long-term sales and profit growth. To this end, we made decisions to exit our Bass license and reposition our Brown New York brands to the consumer-driven model that has been successful in our core brands. Lastly, we began to implement an earnings enhancement plan that has already begun to positively impact our business, as we benefit from increased talent, a more efficient operation, and a reduction in costs.”

Fromm continued, “As a result of our strong performance in 2006 and confidence in our 2007 outlook, our Board of Directors authorized a 3-for-2 stock split, to be effected in the form of a stock dividend, and an increase in the quarterly dividend. This is the second such stock split and dividend increase in the past 12 months.”

Note: All per share data in this release is presented on a pre-split basis

Fourth Quarter Highlights:
•
Net sales increased 6.6 percent to $639.3 million, as compared to $599.6 million in the fourth quarter of fiscal 2006. Fiscal 2006 includes 53 weeks and compares to a 52-week period in fiscal 2005, with the additional week occurring in the fourth quarter of fiscal 2006. The 53rd week increased net sales by $22.5 million and was not material to net earnings in the fourth quarter of 2006.

•	Net earnings were $13.6 million, or $0.46 per diluted share, inclusive of (i) $0.09 per diluted share in earnings enhancement plan costs; (ii) $0.12 per diluted share in charges related to environmental remediation activities at its Denver, Colorado property; and (iii) $0.03 per diluted share in costs related to the exit of its Bass license. This compares to net earnings of $13.4 million, or $0.47 per diluted share, in the fourth quarter of fiscal 2005 inclusive of (i) $0.09 per diluted share in tax provisions due to the repatriation of foreign earnings; and (ii) $0.15 per diluted share in charges related to the closure of underperforming Naturalizer stores
•
Adjusted net earnings, excluding the above items, were $20.6 million, or $0.70 per diluted share, inclusive of $0.04 per diluted share for stock option expense, as compared to fourth quarter fiscal 2005 adjusted net earnings of $20.0 million, or $0.71 per diluted share (an increase of 4.5 percent, inclusive of footnote option expense in 2005). See Schedule 4 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures”.

Fiscal Year Highlights
•	Net sales increased 7.8 percent to $2.47 billion compared with $2.29 billion in the prior fiscal year.
•
Net earnings were $65.7 million, or $2.26 per diluted share, inclusive of (i) $0.13 per diluted share in earnings enhancement plan costs; (ii) $0.08 per diluted share in costs related to the exit of the Bass license; and (iii) $0.03 per diluted share from the net gain related to Redfield-related insurance recoveries and environmental remediation charges. This compares to net earnings of $41.0 million, or $1.45 per diluted share, in the prior fiscal year, inclusive of (i) $0.42 per diluted share related to tax provisions due to the repatriation of foreign earnings; (ii) $0.02 per diluted share in costs related to the bridge loan fee associated with the acquisition of Bennett Footwear Group; (iii) $0.33 per diluted share in charges related to the closure of underperforming Naturalizer stores.

•
Adjusted net earnings, excluding the above items, were $71.0 million, or $2.44 per diluted share inclusive of $0.14 per diluted share for stock option expense in fiscal 2006, as compared to adjusted net earnings of $62.9 million, or $2.22 per diluted share in the prior fiscal year (an increase of 17.3 percent, inclusive of footnote option expense in 2005). See Schedule 4 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures”.

Strategic Initiatives Update
The Company continues to review and implement certain strategic initiatives as part of its earnings enhancement plan, with the goal to increase earnings and reallocate resources and investment to drive consumer preference. Key elements of the plan include: i) restructuring administrative and support areas; ii) redesigning logistics and distribution platforms; iii) reorganizing to eliminate operational redundancies; iv) realigning strategic priorities; and v) refining the supply chain process and enhancing inventory utilization.

During the fourth quarter, the Company made substantial progress in implementing a number of initiatives under this program, including:
•	The announcement of the closing of its Bennett’s division’s (renamed Brown New York) Needham, MA office and its Dover, NH distribution center which was completed in February 2007;
•	The consolidation of the Company’s New York City operations to accommodate the offices of its Brown New York division personnel, as well as its product development team and its showrooms;
•	The announcement of the closing of its Italian sales office in the first quarter of fiscal 2007;
•	The outsourcing of its Canadian wholesale business to a third party operator; and
•	The closing of all but one of its Via Spiga stores.

These actions, along with severance costs from personnel reductions and consulting costs related to the earnings enhancement plan, resulted in after-tax costs of $2.7 million in the fourth quarter of 2006 and $3.9 million for the full year of 2006.

While much has been accomplished, certain of the initiatives are still in early stages of development, and the Company expects to update cost and savings estimates as they are further developed. Current estimates are as follows:
•	In 2007, after-tax implementation costs are estimated to be approximately $14 million, while the Company expects to realize after-tax benefits of $10 to $12 million;
•	In 2008, after-tax implementation costs are estimated to be approximately $5 million and annual after-tax benefits are still estimated to be $17 to $20 million.

Fourth Quarter

Retail Division
Total sales at Famous Footwear, the Company’s 999-store family footwear chain, increased 13.0 percent to $320.9 million for the 14 weeks ended February 3, 2007, versus $284.1 million for the 13-week period last year. Same-store sales for the 13 weeks ended January 27, 2007 increased 2.9 percent, as compared to the same period in the prior year. Strong sales growth together with a 110 basis point improvement in gross margin rate contributed to record fourth quarter operating earnings. Operating earnings increased by 49.2 percent to $22.5 million from $15.0 million for the year-ago period. All categories of footwear were positive for the quarter. Famous Footwear opened 28 stores in the quarter and closed eight stores, resulting in 999 stores open at year-end.

The Specialty Retail segment, which primarily includes the Naturalizer Retail stores and the Shoes.com e-commerce business, reported sales of $73.9 million, an increase of 12.4 percent versus $65.7 million last year, driven by top-line growth at Shoes.com and improved productivity at Naturalizer Retail. The segment’s operating loss decreased to $0.4 million, inclusive of $0.9 million in pre-tax costs to close the Via Spiga stores, as compared to a loss of $6.7 million in the year-ago period, which included pre-tax costs of $6.5 million to close underperforming Naturalizer stores and consolidate the Company’s Canadian operations. Comparable-store sales for the 290 U.S. and Canadian stores on a comparable 13-week basis increased 4.0 percent. The division opened one new store and closed nine stores during the quarter.

Wholesale Division
Wholesale sales declined 2.1 percent to $244.5 million, versus $249.8 million last year, as higher sales of the Company’s Naturalizer, Dr. Scholl’s, LifeStride, and Children’s offerings were offset by lower sales at the Company’s Brown New York brands, as the Company transitioned these brands to its consumer-driven model, deemphasized non-branded product distribution, and completed the exit from the Bass license.
Wholesale operating earnings of $17.8 million included $4.7 million in pre-tax costs associated with exiting the Bass license and implementation of initiatives associated with the Company’s earnings enhancement plan. This compares to operating earnings of $27.1 million in the fourth quarter last year.

Redfield Environmental Remediation
During the fourth quarter of fiscal 2006, the Company submitted a long-term plan to the State of Colorado to continue its onsite remediation activities at its Denver, Colorado property and developed a revised plan for the offsite remediation activities. The additional discounted cost of the program and updated estimates for other remediation in the areas adjacent and near to this property resulted in an after-tax charge of $3.4 million, or $0.12 per diluted share. In the second quarter of fiscal 2006, the Company recognized income from insurance recoveries of $4.4 million, after-tax, related to this site and is continuing to pursue additional recoveries from other insurance companies and the Colorado Department of Transportation.

Balance Sheet Highlights
Inventory at February 3, 2007 was $421 million, as compared to $414 million at January 28, 2006. Inventory growth at Famous Footwear and growth in Shoes.com were partially offset by reductions in the Company’s Wholesale and Specialty Retail segments. The Company’s debt-to-capital ratio at the end of the quarter was 22.4 percent, compared to 31.5 percent at the same time last year.

Fiscal and First Quarter 2007 Guidance
The Company is introducing net sales and net earnings guidance for fiscal and first quarter 2007.

For the full fiscal year, the Company is introducing net sales guidance in the range of $2.48 billion to $2.52 billion. This reflects expectations for same-store sales to increase in the range of 2.5 percent to 3.5 percent and an addition of approximately 110 new store openings and 45 closings at Famous Footwear. The Company also anticipates that its combined wholesale sales will be below 2006 full-year results, with growth of its branded business offset by the exit of the Bass license and a sales decline in its private label business. Diluted net earnings per share for the fiscal 2007 year are expected to be in the range of $2.28 to $2.33, which compares to diluted earnings per share of $2.26 in fiscal 2006. On an adjusted earnings basis, after excluding earnings enhancement plan costs in 2007 and 2006, as well as Bass exit costs and net Redfield recoveries in 2006, the Company expects diluted earnings per share to be in the range of $2.75 to $2.80, an increase of 13 percent to 15 percent, compared to $2.44 in 2006 (see Schedule 5 for reconciliation to GAAP net earnings). In 2007, the Company also expects to increase its marketing media spend by approximately $4.0 million pre-tax, as it evolves its brand marketing programs. Additionally, the Company expects the effective tax rate in 2007 to be approximately 31.7 percent, compared to 29.7 percent in 2006. The higher anticipated tax rate in 2007 reflects a reduced mix of foreign earnings, which have lower tax rates. The rate difference equates to approximately $0.07 per diluted share.

For the first quarter of fiscal 2007, the Company expects net sales in the range of $575 million to $580 million, as compared to actual first quarter fiscal 2006 net sales of $575.5 million. Included in the Company’s net sales guidance is an expectation for same store sales at Famous Footwear to increase in the range of 2.5 percent to 3.5 percent. The Company also anticipates that its combined wholesale sales will be below the first quarter results last year, with growth of its branded business offset by the exit of the Bass license and a sales decline in its private label business. Diluted earnings per share for the first quarter are expected to be in the range of $0.27 to $0.29, as compared to actual first quarter fiscal 2006 diluted net earnings per share of $0.35. The 2007 estimated earnings guidance includes after-tax costs related to the implementation of the earnings enhancement plan of approximately $3.0 million or $0.10 per diluted share. Excluding these costs results in adjusted diluted earnings per share guidance of $0.37 to $0.39, an increase of 6 percent to 11 percent compared to $0.35 per diluted share in the first quarter 2006 (see Schedule 5 for reconciliation to GAAP net earnings).

Outlook for Fiscal 2007
Fromm concluded, “We are well positioned as we begin fiscal 2007. The majority of our brands and retail concepts are performing well, we have initiatives in place to improve our Brown New York brands, and we are well underway on our earnings enhancement plan. Our priorities are to deliver great product through innovation and differentiation and begin transforming our brand marketing, while capitalizing on the strength of our Famous Footwear chain. Our goals are focused on building preeminent footwear brands and we expect fiscal 2007 to be another year of significant accomplishments toward reaching this objective for Brown Shoe Company.”

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges, recoveries, and information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss fourth quarter and fiscal year 2006 results will be held this morning at 9:00 a.m. EST. While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of the strategic earnings enhancement plan, which are subject to change as the Company refines these estimates over time; (ii) intense competition within the footwear industry; (iii) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (iv) customer concentration and increased consolidation in the retail industry; (v) the Company’s ability to successfully implement its strategic earnings enhancement plan; (vi) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (vii) the Company's ability to attract and retain licensors and protect its intellectual property; (viii) the Company's ability to secure leases on favorable terms; (ix) the Company's ability to maintain relationships with current suppliers; and (x) the uncertainties of pending litigation. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report for the year ended January 28, 2006 and the information under the caption “Risk Factors” in Item 1A of the Company’s Form 10-Q for the quarterly period ended October 28, 2006, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward- looking statements, even though its situation may change.

About Brown Shoe Company
Brown Shoe is a $2.5 billion footwear company with global operations. Brown Shoe’s Retail division operates Famous Footwear, the 1,000-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S. and Canada under the Naturalizer, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, and Carlos by Carlos Santana and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:

For investors:	For media:
Ken Golden	David Garino
Brown Shoe Company, Inc.	Fleishman-Hillard
314-854-4134	314-982-0551

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands)	February 3, 2007	January 28, 2006
ASSETS

Cash and Cash Equivalents	$53,661	$34,288
Receivables, Net	132,224	158,103
Inventories, Net	420,520	414,295
Other Current Assets	31,955	18,985
Total Current Assets	638,360	625,671

Property, Plant and Equipment - Net	138,164	116,555
Other Assets	322,533	285,067
	$1,099,057	$1,027,293

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowing Under Revolving Credit Agreement	$1,000	$50,000
Trade Accounts Payable	185,767	173,083
Accrued Expenses	146,320	131,409
Income Taxes	1,429	3,828
Total Current Liabilities	334,516	358,320

Long-Term Debt	150,000	150,000
Deferred Rent	38,025	36,219
Other Liabilities	52,871	48,544
Shareholders’ Equity	523,645	434,210
	$1,099,057	$1,027,293

SCHEDULE 2
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands, except per share data)	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006

Net Sales	$639,261	$599,618	$2,470,930	$2,292,057
Cost of Goods Sold	385,369	367,019	1,500,037	1,393,753

Gross Profit	253,892	232,599	970,893	898,304
- % of Sales	39.7%	38.8%	39.3%	39.2%

Selling & Administrative Expenses	232,641	209,205	862,766	809,673
- % of Sales	36.4%	34.9%	34.9%	35.3%

Operating Earnings	21,251	23,394	108,127	88,631
- % of Sales	3.3%	3.9%	4.4%	3.9%

Interest Expense, Net	2,895	4,538	14,700	17,484

Earnings Before Income Taxes	18,356	18,856	93,427	71,147

Income Tax Provision	(4,777)	(5,490)	(27,719)	(30,147)

NET EARNINGS	$13,579	$13,366	$65,708	$41,000

Basic Net Earnings per Common Share	$0.48	$0.49	$2.33	$1.50

Diluted Net Earnings per Common Share	$0.46	$0.47	$2.26	$1.45

Basic Number of Shares	28,418	27,387	28,150	27,260

Diluted Number of Shares	29,497	28,631	29,093	28,350

Note 1:       Our accounting period is based upon a traditional retail calendar, which ends on the Saturday nearest January 31. Periodically, this results in a fiscal year that includes 53 weeks. Our 2006 fiscal year includes 53 weeks, while 2005 had only 52 weeks. The inclusion of the 53rd week resulted in an increase to net sales in our retail divisions of $22.5 million, but had an immaterial impact on net earnings in 2006.

Note 2:       At the beginning of fiscal 2006, we adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (SFAS No. 123R), using the modified prospective method. SFAS No. 123R requires companies to recognize compensation expense in an amount equal to the fair value of all share-based payments granted to employees. In 2005 and prior, no compensation cost was recognized for stock options. During 2006, we recognized $4.7 million ($4.1 million on an after-tax basis), or $0.14 per diluted share, of share-based compensation expense related to stock options.

SCHEDULE 3
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands)	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2007	January 28, 2006
OPERATING ACTIVITIES:
Net earnings	$65,708	$41,000
Adjustments to reconcile net earnings to net cash provided
By operating activities:
Depreciation and amortization	41,808	40,334
Share-based compensation expense	9,721	3,301
Loss on disposal or impairment of facilities and equipment	3,817	2,991
Provision for doubtful accounts	737	282
Foreign currency transaction losses	79	51
Changes in operating assets and liabilities:
Receivables	25,504	(40,201)
Inventories	(6,225)	36,572
Prepaid expenses and other current assets	(19,291)	358
Trade accounts payable and accrued expenses	27,595	53,692
Income taxes	(2,399)	(3,881)
Deferred rent	1,806	2,164
Deferred income taxes	(906)	3,464
Other, net	(5,767)	5,799
Net cash provided by operating activities	142,187	145,926

INVESTING ACTIVITIES:
Payments on acquisition, net of cash received	(22,700)	(206,026)
Capital expenditures	(60,523)	(36,800)
Other	-	1,141
Net cash used by investing activities	(83,223)	(241,685)

FINANCING ACTIVITIES:
Decrease in borrowings under revolving credit agreement	(49,000)	(92,000)
Proceeds from issuance of senior notes	-	150,000
Debt issuance costs	-	(4,733)
Proceeds from stock options exercised	10,560	2,585
Tax benefit related to share-based plans	7,947	1,189
Dividends paid	(9,147)	(7,353)
Net cash (used) provided by financing activities	(39,640)	49,688

Effect of exchange rate changes on cash	49	911

Increase (decrease) in cash and cash equivalents	19,373	(45,160)

Cash and cash equivalents at beginning of period	34,288	79,448

Cash and cash equivalents at end of period	$53,661	$34,288

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)

The following is a reconciliation of our fourth quarter and full-year earnings from GAAP-reported Net Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	4th Quarter 2006		4th Quarter 2005		Fiscal 2006		Fiscal 2005
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$13,579	$0.46	$13,366	$0.47	$65,708	$2.26	$41,000	$1.45

Charges / Other Items:

Naturalizer Store Closing Charges	-	-	4,189	0.15	-	-	9,216	0.33

Tax Repatriation Charge	-	-	2,438	0.09	-	-	12,000	0.42

Bridge Loan Fee	-	-	-	-	-	-	635	0.02

Costs Related to Withdrawal from Bass License	937	0.03	-	-	2,337	0.08	-	-

Earnings Enhancement Plan Costs	2,696	0.09	-	-	3,927	0.13	-	-

Environmental Insurance Recoveries and Charges	3,425	0.12	-	-	(1,007)	(0.03)	-	-

Total Charges / Items	7,058	0.24	6,627	0.24	5,257	0.18	21,851	0.77

Adjusted Net Earnings	$20,637	$0.70	$19,993	$0.71	$70,965	$2.44	$62,851	$2.22

As reflected in the Schedule above, net earnings for fiscal 2006 include charges and recoveries of:
(i)	a loss of $2.3 million after-tax, or $0.08 per diluted share, related to the withdrawal from the Bass license;
(ii)	a charge of $3.9 million after-tax, or $0.13 per diluted share, for our earnings enhancement plan implementation costs; and
(iii)	a net recovery of $1.0 million after-tax, or $0.03 per diluted share, related to environmental insurance recoveries and environmental charges related to our Redfield facility.

Earnings for fiscal 2005 included the following charges:
(i)	an after-tax cost of $9.2 million or $0.33 per diluted share, to close underperforming Naturalizer stores and consolidate retail administration;
(ii)	a $12.0 million tax provision, or $0.42 per share, related to the repatriation of $102.0 million of previously untaxed foreign earnings under the American Jobs Creation Act of 2004; and
(iii)	an after-tax cost of $0.6 million, or $0.02 per diluted share, for a bridge loan fee associated with financing the acquisition of Bennett Footwear (completed April 22, 2005).

SCHEDULE 5

BROWN SHOE COMPANY, INC.
Reconciliation of EPS Guidance (GAAP Basis) to
Adjusted Net Earnings Guidance (Non-GAAP)

The following is a reconciliation of our first quarter and full-year earnings per share guidance on a GAAP basis (reported and estimated) to Adjusted Net Earnings (Non-GAAP):

	1st Quarter 2007 Guidance		1st Quarter 2006	Fiscal 2007 Guidance		Fiscal 2006
	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

GAAP Earnings	$0.27	$0.29	$0.35	$2.28	$2.33	$2.26

Charges / Other Items:

Earnings Enhancement Plan Costs	0.10	0.10	-	$0.47	$0.47	0.13

Environmental Insurance Recoveries and Charges	-	-	-	-	-	(0.03)

Costs Related to Withdrawal from Bass License	-	-	-	-	-	0.08

Total Charges / Items	0.10	0.10	-	0.47	0.47	0.18

Adjusted Net Earnings per Share	$0.37	$0.39	$0.35	$2.75	$2.80	$2.44